Exhibit 99.1

Foundation Medicine Announces 2015 Second Quarter Results and Recent Highlights

Year-over-Year Revenues Grow 55%; FoundationCORE™ Expands to More Than 50,000 Patient Cases; Guidance Updated for 2015

CAMBRIDGE, Mass.--(BUSINESS WIRE)--July 29, 2015--Foundation Medicine, Inc. (NASDAQ:FMI) today reported financial and operating results for its second quarter ended June 30, 2015. Highlights for the quarter included:

  8,846 clinical tests reported in the second quarter, 50% year-over-year growth;
  Second quarter revenue of $22.5 million, 55% year-over-year growth;
  Second quarter revenue from biopharmaceutical customers of $10.0 million, 97% year-over-year growth;
  FoundationCORE™ molecular information knowledgebase grew to over 50,000 patient cases;
  Updated full-year 2015 revenue guidance to a range of $85 to $95 million, and full-year 2015 reported clinical test volumes to a range of 35,000 to 38,000.

Foundation Medicine reported total revenue of $22.5 million in the second quarter of 2015, compared to $14.5 million in the second quarter of 2014 and $19.3 million in the first quarter of 2015. Revenue from clinical testing in the second quarter of 2015 was $12.4 million, compared to $9.4 million in the second quarter of 2014 and $11.1 million in the first quarter of 2015.

The company reported 8,846 clinical tests in the second quarter of 2015, a 50% increase from the same quarter last year and a 13% increase from this year’s first quarter. This number includes 7,809 FoundationOne® tests and 1,037 FoundationOne® Heme tests. The results of an additional 1,451 tests were also reported to biopharmaceutical customers in this year’s second quarter.

Revenue from biopharmaceutical customers grew to $10.0 million in the second quarter, a 97% increase from the same quarter last year and an increase of 22% from the first quarter of 2015. This growth underscores the diversification of revenue generating activities provided to the company’s biopharmaceutical customers across clinical trial support, molecular information data access, and companion diagnostic development support.

“Foundation Medicine delivered 16% quarter-over-quarter revenue growth demonstrating that our commercial team continues to leverage a portfolio of differentiated products for both our clinical and biopharmaceutical clients and partners,” said Michael Pellini, M.D., chief executive officer of Foundation Medicine. “That said, our clinical volume growth was affected by slower than anticipated progress towards obtaining a local coverage determination from our regional Medicare Administrative Contractor (MAC) and by some competitive noise in the market. As a result, we are adjusting guidance for clinical volume and annual revenues. We remain focused on building and investing in this business to deliver growth and value creation by integrating our molecular information products into routine patient care.”

The company’s cancer knowledgebase, FoundationCORE, grew to more than 50,000 clinical cases. FoundationCORE is a unique asset and critical component of the value that Foundation Medicine delivers to both its biopharmaceutical and physician customers. The increasing scale and breadth of a high quality, clinically relevant oncology data set derived from the company’s analytically validated testing platform continues to enhance clinical practice and enable improved outcomes for patients.

Total operating expenses for the second quarter of 2015 were approximately $46.6 million, but included a one-time expense of $14.4 million in advisor fees related to the closing of our strategic collaboration with Roche, compared with $21.6 million for the second quarter of 2014. Net loss was approximately $33.1 million in the second quarter of 2015, or a $0.98 loss per share. Adjusted for this same one-time advisor fee expense in the second quarter, net loss was approximately $18.7 million. At June 30, 2015, the company held $264 million in cash and cash equivalents.

Recent Enterprise Highlights

  Foundation Medicine announced the initiation of a large, multi-center clinical study to validate and support the anticipated commercial launch of its novel, circulating tumor DNA (ctDNA) assay to advance precision medicine in oncology.
  HealthChoice Oklahoma and one additional regional payer in Southern California each enacted broad, pan-cancer coverage policies for FoundationOne and FoundationOne Heme for their members.
  Palmetto GBA, a Medicare Administrative Contractor (MAC) with expertise in molecular diagnostics, issued a final local coverage determination on July 6th for comprehensive genomic profiling in a subset of patients with non-small cell lung cancer.
  In June, Foundation Medicine and IMS Health announced a collaboration to advance the understanding and effectiveness of precision medicine for treating cancer. The collaboration associates claims, electronic medical records and biomarker data at the anonymized patient level with FoundationCORE to improve cancer care by better connecting patients to the right targeted therapies at the right time.
  In June, Foundation Medicine and its collaborators presented 22 oral and poster presentations at the 2015 American Society of Clinical Oncology (ASCO) Annual Meeting, including promising clinical outcomes underscoring the importance of integrating comprehensive genomic profiling into clinical oncology care.
  In May, new clinical data presented at the 3rd Biennial Pediatric Neuro-Oncology Basic and Translational Research Conference demonstrated that FoundationOne identified a high frequency of clinically relevant genomic alterations in pediatric gliomas that informed treatment decisions and, in some, cases, resulted in promising outcomes.

2015 Outlook

  The company expects to report between 35,000 and 38,000 clinical tests in 2015.
  The company anticipates 2015 revenue will be in the range of $85 to $95 million.
  The company expects operating expenses in the range of $128 to $138 million, plus an additional $14.4 million one-time advisor fee expense recognized in the second quarter related to the closing of the Roche strategic collaboration.
  The company expects to launch a circulating tumor DNA (ctDNA) test for its biopharmaceutical partners by year-end, and a commercial ctDNA assay for clinical testing in 2016.

Conference Call and Webcast Details

The company will conduct a conference call today, Wednesday, July 29th at 4:30 p.m. Eastern Time to discuss its financial performance for the 2015 second quarter and other business activities, including matters related to future performance. To access the conference call via phone, dial 1-855-420-0652 from the United States and Canada, or dial 1-484-365-2939 internationally, and for either number reference Foundation Medicine and provide the passcode 77633971. Dial in approximately ten minutes prior to the start of the call. The live, listen-only webcast of the conference call may be accessed by visiting the investors section of the company’s website at investors.foundationmedicine.com. A replay of the webcast will be available shortly after the conclusion of the call and will be archived on the company's website for two weeks following the call.

About Foundation Medicine

Foundation Medicine (NASDAQ:FMI) is a molecular information company dedicated to a transformation in cancer care in which treatment is informed by a deep understanding of the genomic changes that contribute to each patient's unique cancer. The company's clinical assays, FoundationOne® for solid tumors and FoundationOne® Heme for hematologic malignancies and sarcomas, provide a comprehensive genomic profile to identify the molecular alterations in a patient's cancer and match them with relevant targeted therapies and clinical trials. Foundation Medicine's molecular information platform aims to improve day-to-day care for patients by serving the needs of clinicians, academic researchers and drug developers to help advance the science of molecular medicine in cancer. For more information, please visit http://www.FoundationMedicine.com or follow Foundation Medicine on Twitter (@FoundationATCG).

Foundation Medicine® and FoundationOne® are registered trademarks, and FoundationCORETM is a trademark, of Foundation Medicine, Inc.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the benefits of FoundationOne and FoundationOne Heme to physicians and patients in the treatment of cancer; the number of tests to be conducted, the generation of revenue, and the incurrence of operating expenses in 2015; the expansion of our business with biopharmaceutical partners; the ability of FoundationCORE to affect clinical practice and patient outcomes; the objectives, timeline, design and results of a clinical study to validate the company’s ctDNA assay; payer support for comprehensive genomic profiling, including coverage decisions by Medicare and third-party payers; the ability of data collaborations to add to the company’s molecular information offerings and advance precision medicine for cancer, including increasing adoption; and the utility of FoundationOne in informing treatment of certain patient populations. All such forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include the risks that Foundation Medicine’s test, revenue or operating expense projections may turn out to be inaccurate because of the preliminary nature of the forecasts; the company’s expectations and beliefs regarding the future conduct and growth of Foundation Medicine’s business are inaccurate; Foundation Medicine is unable to achieve profitability, to compete successfully, to manage its growth, or to develop its molecular information platform; the company is unable to successfully validate the clinical utility of, and launch, a ctDNA assay; delays or denials in obtaining coverage and reimbursement decisions, particularly from Medicare, for FoundationOne, FoundationOne Heme and any subsequent products Foundation Medicine may develop; that physicians may not be able to obtain access to relevant targeted therapies and clinical trials matched to molecular alterations identified by FoundationOne or FoundationOne Heme as readily as expected; and the risks described under the caption “Risk Factors” in Foundation Medicine’s Quarterly Report on Form 10-Q for the three months ended March 31, 2015, which is on file with the Securities and Exchange Commission, as well as other risks detailed in subsequent filings with the Securities and Exchange Commission, may be realized. All information in this press release is as of the date of the release, and Foundation Medicine undertakes no duty to update this information unless required by law.

FOUNDATION MEDICINE, INC. Condensed Consolidated Statements of Operations (In thousands, except share and per share data) (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenue	$ 22,458	$ 14,496	$ 41,753	$ 25,951
Costs and expenses:
Cost of revenue	8,950	6,619	17,866	11,910
Selling and marketing	12,542	7,170	22,363	12,860
General and administrative	23,769	5,825	32,611	11,525
Research and development	10,256	8,645	18,944	15,560

Total costs and expenses	55,517	28,259	91,784	51,855

Loss from operations	(33,059)	(13,763)	(50,031)	(25,904)
Other income (expense):
Interest income	9	2	16	7
Interest expense	—	(18)	—	(48)

Total other income (expense), net	9	(16)	16	(41)

Net loss	$ (33,050)	$ (13,779)	$ (50,015)	$ (25,945)

Net loss per common share applicable to common stockholders, basic and diluted	$ (0.98)	$ (0.49)	$ (1.60)	$ (0.93)

Weighted-average common shares outstanding, basic and diluted	33,852,919	27,876,931	31,245,617	27,804,914

FOUNDATION MEDICINE, INC. Condensed Consolidated Balance Sheets (In thousands) (unaudited)

	June 30,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$ 263,596	$ 72,080
Accounts receivable, net	14,136	9,894
Inventory	6,142	4,809
Prepaid expenses and other current assets	5,675	2,865
Total current assets	289,549	89,648
Property and equipment, net	30,971	21,015
Restricted cash	1,395	864
Other assets	885	411
Total assets	$ 322,800	$ 111,938

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$ 9,357	$ 7,263
Accrued expenses and other current liabilities	10,752	7,414
Deferred revenue	127	340
Current portion of deferred rent	1,908	1,429
Total current liabilities	22,144	16,446
Other non-current liabilities	11,092	9,323
Total stockholders’ equity	289,564	86,169
Total liabilities and stockholders’ equity	$ 322,800	$ 111,938

CONTACT:
Media Contact:
Dan Budwick, Pure Communications, Inc.
973-271-6085
dan@purecommunicationsinc.com
or
Investor Contacts:
Susan Hager, 617-418-2258
ir@foundationmedicine.com
Matt Clawson, 949-370-8500
matt@purecommunicationsinc.com